Exhibit 10.1

AMENDMENT TO
THE STEWART & STEVENSON SERVICES, INC.
1988 NONSTATUTORY STOCK OPTION PLAN

THIS AGREEMENT by Stewart & Stevenson Services, Inc. (the “Company”),

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the “Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan” (the “Plan”); and

WHEREAS, the Board of Directors of the Company retained the right in Section 8 of the Plan to amend the Plan from time to time; and

WHEREAS, the Board of Directors of the Company adopted resolutions approving this amendment to the Plan;

NOW, THEREFORE, effective December 14, 2005, the Board of Directors of the Company agrees that Section 5 of the Plan is hereby amended by adding thereto the following new clause (v):

(v)           Anything in this Plan to the contrary notwithstanding, if an Employee’s employment with the Company and its subsidiaries shall terminate for any reason, the Committee may, in its sole discretion, determine (A) that all or a portion of the outstanding options granted to such Employee shall become immediately exercisable and (B) to extend the period during which the Employee shall have the right to exercise any outstanding option granted under the Plan to the extent it is exercisable as of the date of termination of such employment, but in no event later than the earlier of (x) of the scheduled expiration date of such option and (y) the latest date that would not cause such option to be treated as providing for a “deferral of compensation” as described in section 409A of the Code and the regulations promulgated thereunder.

Dated:  December 14, 2005